CANTERBURY CONSULTING GROUP, Inc.
352 Stokes Road, Suite 200, Medford, NJ  08055
(609) 953-0044 * Fax (609) 953-0062

                  FOR IMMEDIATE RELEASE


                  NASDAQ NOTIFIES CANTERBURY OF
                     REGAINED COMPLIANCE


Medford, NJ - September 22, 2003

Canterbury Consulting Group, Inc. (NASDAQ:CITI) announced that it has received the following letter from the Nasdaq Listing Qualifications Section.

   "On May 8, 2003, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required by The Nasdaq SmallCap Market set forth in Marketplace Rule 4310(c)(4) (the "Rule"). In accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until November 4, 2003, to regain compliance with the Rule. Since then, the closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive trading days. Accordingly, the Company has regained compliance with the Rule and this matter is now closed."

About Canterbury Consulting Group, Inc.

Canterbury Consulting Group, Inc. provides broad-based information technology and management consulting services and training to both commercial and government clients (primarily state and local governments).

Canterbury's focus is to become an integral part of its clients' management and technical infrastructure, designing and applying the best products and services to help them achieve a competitive advantage.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including, but not limited to, its most recent reports on Form 8-K, Form 10-Q and Form 10-K, copies of which are available upon request or on the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.


An investment package, including financial statements, is available from the Company. Contact : D. Teibel, Investor Relations - 609-953-0044

Public filings can be obtained electronically at www.sec.gov.